Exhibit 99.2

Overview and Frequently Asked Questions

Oracle Buys NetSuite

On July 28, 2016, Oracle announced that it has entered into a definitive agreement to acquire NetSuite, the very first cloud company. The proposed transaction is expected to close in 2016. Until the transaction closes, Oracle and NetSuite will continue to operate independently.

In 1998, NetSuite pioneered the cloud computing revolution, establishing the world’s first company dedicated to delivering business applications over the Internet. Today, NetSuite provides a suite of cloud-based financials / Enterprise Resource Planning (ERP) and omnichannel commerce software that runs the business of more than 30,000 companies, organizations, and subsidiaries in more than 100 countries.

For more information, please visit www.oracle.com/netsuite.

Overview and Strategy

What is the rationale for this acquisition?

NetSuite’s customers have been early adopters of the cloud and represent potential current and future buyers of Oracle’s entire portfolio of technologies. Oracle intends to utilize its broad footprint of complementary and leading cloud SaaS, PaaS, IaaS and DaaS capabilities to help NetSuite’s customers grow their businesses faster and more profitably.

What products and services does NetSuite offer?

NetSuite offers a suite of cloud applications including core financials/ERP, financial management, ecommerce and retail management, commerce marketing automation and professional services automation (PSA), that enables companies to manage many of their core business operations.

Do Oracle cloud applications and NetSuite complement each other?

Oracle and NetSuite cloud applications are complementary and will coexist in the marketplace forever. Oracle intends to invest heavily in both products – engineering and distribution.

How Will NetSuite’s Customers Benefit from Being Part of the Oracle Family?

Gaining access to Oracle’s tremendous resources and deep technology stack makes this combination a winner for NetSuite’s customers, employees and partners. We expect NetSuite to utilize Oracle’s global scale and reach to accelerate the availability of its cloud solutions in more industries and more countries.

How will the proposed acquisition impact the NetSuite product roadmap?

Oracle is committed to protecting and enhancing customer investments in NetSuite solutions. After the close of the transaction, Oracle plans to accelerate the pace of innovation in NetSuite functionality and capabilities.

Business Continuity

Can I still purchase NetSuite products and services?

Yes. NetSuite products and services continue to be available. It is business as usual. Please contact your existing NetSuite sales representative to assist you, or visit www.netsuite.com for contact information.

Should NetSuite customers continue to call NetSuite customer support?

Yes. NetSuite customers should continue to use existing NetSuite contacts for support, professional services and sales to address immediate and ongoing needs. We will communicate all changes and transitions occurring after the close of the transaction well in advance through these familiar channels.

Copyright © 2016, Oracle and/or its affiliates. All rights reserved. Oracle is a registered trademark of Oracle Corporation and/or its affiliates. Other names may be trademarks of their respective owners.

OVERVIEW AND FREQUENTLY ASKED QUESTIONS

Will Oracle continue to support NetSuite’s partners?

Yes. Oracle values the extensive NetSuite partner community. Partners should continue to use existing NetSuite contacts to address immediate and ongoing needs. If contact information changes, we will communicate these changes through normal channels. Oracle partners may also use their existing Oracle channels for support to answer any questions.

Will training on NetSuite products and services continue?

Yes. We want to ensure NetSuite products and services provide the best possible value for their customers, and we know excellent training is critical to reach that goal.

Where can I find out more information about the proposed Oracle and NetSuite combination?

For more information, please visit www.oracle.com/netsuite.

Cautionary Statement Regarding Forward-Looking Statements

Cautionary Statement Regarding Forward-Looking Statements. This document contains certain forward-looking statements about Oracle and NetSuite, including statements that involve risks and uncertainties concerning Oracle’s proposed acquisition of NetSuite, anticipated customer benefits and general business outlook. When used in this document, the words “anticipates”, “can”, “will”, “look forward to”, “expected” and similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Oracle or NetSuite, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this document due to a number of risks and uncertainties. Potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed, the anticipated synergies of the combined companies may not be achieved after closing, the combined operations may notbe successfully integrated in a timely manner, if at all, general economic conditions in regions in which either company does business, and the possibility that Oracle or NetSuite may be adversely affected by other economic, business, and/or competitive factors. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Oracle or NetSuite.

In addition, please refer to the documents that Oracle and NetSuite, respectively, file with the U.S. Securities and Exchange Commission (the “SEC”) on Forms 10 -K, 10 -Q and 8-K. These filings identify and address other important factors that could cause Oracle’s and NetSuite’s respective operational and other results to differ materially from those contained in the forward-looking statements set forth in this document. You are cautioned to not place undue reliance on forward-looking statements, which speak only as of the date of this document. Neither Oracle nor NetSuite is under any duty to update any of the information in this document.

Oracle is currently reviewing the existing NetSuite product roadmap and will be providing guidance to customers in accordance with Oracle’s standard product communication policies. Any resulting features and timing of release of such features as determined by Oracle’s review of NetSuite’s product roadmap are at the sole discretion of Oracle. All product roadmap information, whether communicated by NetSuite or by Oracle, does not represent a commitment to deliver any material, code, or functionality, and should not be relied upon in making purchasing decision. It is intended for information purposes only, and may not be incorporated into any contract.

Additional Information about the Acquisition and Where to Find It

In connection with the proposed acquisition, Oracle will commence a tender offer for the outstanding shares of NetSuite. The tender offer has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of NetSuite, nor is it a substitute for the tender offer materials that Oracle and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender is commenced, Oracle and its acquisition subsidiary will file tender offer materials on Schedule TO, and NetSuite will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement will contain important information. Holders of shares of NetSuite are urged to read these documents when they become available because they will contain important information that holders of NetSuite securities should consider before making any decision regarding tendering their securities. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of NetSuite at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Oracle and NetSuite file annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Oracle or NetSuite at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Oracle’s and NetSuite’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.